Exhibit 5.1

90 Park Avenue

New York, NY 10016

212-210-9400

Fax: 212-922-3894

www.alston.com

Timothy P. Selby	Direct Dial: 212-210-9494	Email: tim.selby@alston.com

January 27, 2017

Greenbacker Renewable Energy Company LLC

369 Lexington Avenue, Suite 312

New York, NY 10017

Ladies and Gentlemen:

We are acting as counsel to Greenbacker Renewable Energy Company LLC (the “Company”) in connection with the offer and sale by the Company of shares of its limited liability company interests (the “Shares”), consisting of Class A Shares, Class C Shares and Class I Shares, having a maximum aggregate offering price of up to $1,000,000,000, including up to $200,000,000 of Shares issuable pursuant to the Company’s Distribution Reinvestment Plan. The Shares are being sold pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-211571) (together with any amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such limited liability company records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus for the offering of the Shares included in the Registration Statement, such Shares will be legally issued, fully paid and non-assessable.

The opinion set forth in this letter relates only to the Delaware Limited Liability Company Act. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

Atlanta • Beijing • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Washington, D.C.

Greenbacker Renewable Energy Company LLC

January 27, 2017

No opinion may be implied or inferred beyond the opinion expressly stated in the paragraph above. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ Timothy P. Selby
Timothy P. Selby
Partner